Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-205983) pertaining to the Tyler Technologies, Inc. 2010 Stock Option Plan,

(2)	Registration Statement (Form S-8 No. 333-168499) pertaining to the Tyler Technologies, Inc. 2010 Stock Option Plan, and

(3)	Registration Statement (Form S-8 No. 333-182318) pertaining to the Tyler Technologies, Inc. Employee Stock Purchase Plan;

of our reports dated February 21, 2018, with respect to the consolidated financial statements of Tyler Technologies, Inc., and the effectiveness of internal control over financial reporting of Tyler Technologies, Inc., included in this Annual Report (Form 10-K) of Tyler Technologies, Inc. for the year ended December 31, 2017.

/s/ ERNST & YOUNG LLP
Dallas, Texas
February 21, 2018